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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
/X/  Definitive Proxy Statement                      ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              THE LTV CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THE LTV CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:_______
     (2) Aggregate number of securities to which transaction applies:__________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________
     (4) Proposed maximum aggregate value of transaction:______________________
     (5) Total fee paid:_______________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:_______________________________________________
     (2) Form, Schedule or Registration Statement No.:_________________________
     (3) Filing Party:_________________________________________________________
     (4) Date Filed:___________________________________________________________

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

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NOTICE AND PROXY STATEMENT                              The LTV Corporation
ANNUAL MEETING OF STOCKHOLDERS                          25 West Prospect Avenue
                                                        Cleveland, Ohio 44115

[LOGO]                        THE LTV CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, APRIL 15, 1996
--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of The LTV Corporation will be held on Monday, April 15, 1996 at nine o'clock a.m., Cleveland Time, in The Auditorium Room of The Forum, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 for the following purposes:

     1.  To elect four directors;

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1996; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth certain additional information.

     Only stockholders of record at the close of business on February 21,1996 will be entitled to notice of and to vote at the meeting. The meeting is scheduled to adjourn at ten o'clock a.m.

     Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the self-addressed envelope enclosed for that purpose. No postage is required if mailed in the United States. Any person giving a proxy has the power to revoke it at any time before it is exercised, and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation may be effected in the manner provided on page 1 of the Proxy Statement. Stockholders are also requested to indicate by checking the appropriate box on the proxy if they intend to attend the meeting in person.

                                                By Order of the Board of
                                                Directors

                                                Glenn J. Moran
                                                Senior Vice President,
                                                General Counsel and Secretary

March 1,1996

                                                        The LTV Corporation
                                                        25 West Prospect Avenue
                                                        Cleveland, Ohio 44115

[LOGO]                        THE LTV CORPORATION
March 1,1996

PROXY STATEMENT
--------------------------------------------------------------------------------

     This Proxy Statement is furnished to stockholders of The LTV Corporation (the "Company") in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Monday, April 15, 1996 (the "1996 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later proxy, in either case delivered to Chemical Mellon Shareholder Services. Attendance at the 1996 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     The Company has adopted a confidential voting policy which provides that votes of all stockholders of the Company shall be held in confidence from the Company and its officers, directors and employees except (i) as may be required by law or to assert or defend claims for or against the Company, (ii) in the case of a contested proxy solicitation, or (iii) in the case of stockholder communications written on the returned proxy material. As part of the policy, the Company employs the transfer agent for the Company's Common Stock (or another third party) as an independent tabulator to receive and tabulate the proxies and as independent inspectors of election.

     All outstanding shares of the Company's common stock, par value $0.50 ("Common Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1996 Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (i) vote for the election of all nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. A vote to abstain from voting on a matter has the legal effect of a vote against such matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all nominees named herein as directors and for ratification of the selection of independent auditors.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered non-voted shares. Approval of each matter specified in the notice of the meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the votes attributable to all shares present in person or by proxy at the meeting and entitled to vote on such matter. Accordingly, non-voted shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors.

     The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $9,500, plus out-of-pocket expenses.

     Only holders of the Company's Common Stock and Series B Preferred Stock of record at the close of business on February 21, 1996 will be entitled to vote at the meeting. Each issued and outstanding share of Common Stock is entitled to one vote upon each matter to be voted on at the 1996 Annual Meeting. Each issued and outstanding share of Series B Preferred Stock will be entitled to 5.85138 votes upon each matter to be voted upon at such meeting. All such stock will vote as a single class upon each matter proposed by the Company for consideration. As of February 21, 1996, there were issued and outstanding 105,140,731 shares of Common Stock and 500,000 shares of Series B Preferred Stock.

BUSINESS AGENDA

     In addition to the matters relating to the election of directors which is set forth immediately below, the proposal to ratify the selection of the Company's independent auditors is set forth beginning at page 21.

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation as amended provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors (which is currently set at fourteen) shall be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, except that the total number of directors shall be not less than three nor more than fifteen. The Restated Certificate further provides that the term of each class of directors is three years. The term of each class expires in rotation. No person is eligible to be elected a director if such person is 70 years old or older at the time of election. In the case of any director who is an officer or employee of the Company, such director's term will expire at the end of the second month following such director's retirement or resignation from his position as an officer or employee.

     Pursuant to the terms of the USWA Labor Agreement, the United Steelworkers of America ("USWA") has the right to select a nominee for one seat on the Board of Directors, and the Company is obligated, if the nominee is reasonably satisfactory to the Company, to use its best efforts to secure the election of such nominee. Pursuant to such right, the USWA nominated Edgar L. Ball to stand for election as a director at the 1994 Annual Meeting, and he was elected a director for a term expiring in 1996. He is standing for re-election at the 1996 Annual Meeting for a term expiring in 1999.

     Further, pursuant to an agreement with Sumitomo Metal Industries, Ltd. ("Sumitomo"), Sumitomo has the right to designate or approve the nomination of one person (who, if such person is not a current or former employee of Sumitomo or any of its subsidiaries, must be reasonably acceptable to the Company) for election as a director of the Company so long as Sumitomo holds five percent or more of the then outstanding shares of Common Stock (assuming conversion of its convertible securities) and at least one share of Series B Preferred Stock. See "Security Ownership of Directors, Management and Principal Stockholders." Sumitomo's director selection right has not yet been exercised. In the event such right is exercised in the future, the total number of directors will be increased to fifteen. In the event that the Company's Board of Directors is expanded to exceed fifteen directors, Sumitomo will have the right to designate or approve the nomination of two persons for election as directors to the Board of Directors.

     In addition, under the Certificate of Designations of the Series B Preferred Stock, if the Company does not pay dividends for six or more consecutive quarters on its Series B Preferred Stock, the Company's Board of Directors will be increased by two members and holders of the Series B Preferred Stock will be entitled, voting separately as a single class, to elect two directors of the Company.

     At the present time it is intended that shares represented by the enclosed proxy will be voted for the re-election of Edgar L. Ball, John E. Jacob, Edward
C. Joullian III and Samuel K. Skinner as Directors of the Second Class for a three-year term expiring at the 1999 annual election, unless contrary instructions are received.

     All of the nominees named are currently members of the Board of Directors. All incumbent directors attended during the last fiscal year more than 75 percent (except Messrs. Jacob and Poling) of the total number of meetings of the Board and committees on which they served (held during the periods that they served). In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors. Alternatively, the Board may elect not to fill the vacancy and to reduce the number of directors.

     The affirmative vote of a plurality of the votes attributable to all shares entitled to vote, voting together as a single class, is required to elect the nominees as Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS.

--------------------------------------------------------------------------------

INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

     The names of the directors whose terms of office shall continue after the 1996 Annual Meeting and the nominees, their principal occupations during at least the past five years, other directorships held, and certain other information are set forth below. Ages shown are as of March 1, 1996.
--------------------------------------------------------------------------------

Directors of the Second Class Nominated for Election at the 1996 Meeting for Terms Expiring in 1999


                          Edgar L. Ball, age 69, became a director of the
                     Company in April 1994. He served as International
                     Secretary-Treasurer of the USWA from March 1990 to March
                     1994. He also has been Chairman of both the Nonferrous
                     Industry Conference of the USWA and National Nonferrous
  [ Photo ]          Coordinating Bargaining Committee, was a director of the
                     Southern Labor Institute and has served as Chairman of the
                     USWA Leadership Development and Labor-Management
                     Participation Task Forces. Member of the Company's Audit
                     and Pension and Investment Committees.
                          John E. Jacob, age 61, became a director of the
                     Company in June 1993. Mr. Jacob has been Executive Vice
                     President and Chief Communications Officer for
                     Anheuser-Busch Companies, Inc. since June 1994. Prior
  [ Photo ]          thereto, he had been President and Chief Executive Officer of the National Urban League Inc. since January 1982. He
                     also is a director of Coca-Cola Enterprises, Inc. and
                     Anheuser-Busch Companies, Inc. Member of the Company's
                     Audit and Pension and Investment Committees.
                          Edward C. Joullian III, age 66, became a director of
                     the Company in October 1976. For more than the past five
                     years, he has been Chairman of the Board and Chief
                     Executive Officer of Mustang Fuel Corporation (energy
                     development and services). He also is a director of
  [ Photo ]          American Fidelity Companies (insurance) and its
                     subsidiaries and Fleming Companies, Inc. (food
                     distribution). He also is a trustee of The Colonial
                     Williamsburg Foundation, Williamsburg, Virginia. Chairman
                     of the Company's Board Affairs Committee and member of the
                     Company's Executive and Compensation and Organization
                     Committees.
                          Samuel K. Skinner, age 57, became a director of the
                     Company in June 1993. He has been President and a director of Commonwealth Edison Company since February 1, 1993.
                     Prior thereto, he served as Chief of Staff to the President of the United States. Prior to his White House service, Mr.
  [ Photo ]          Skinner served as U.S. Secretary of Transportation for
                     nearly three years. Prior to February 1989, he practiced
                     law as a Senior Partner in the Chicago law firm of Sidley &
                     Austin, where he served on the firm's executive committee.
                     He is also a director of ANTEC Corporation (supplier to
                     communications industry) and a member of the International
                     Advisory Council of The Broken Hill Proprietary Company
                     Limited (Australian multinational minerals company).
                     Chairman of the Company's Audit Committee and member of the
                     Company's Executive and Pension and Investment Committees.
--------------------------------------------------------------------------------

Directors of the Third Class -- Terms Expire in 1997

                          John C. Evans, age 70, became a director of the
                     Company in January 1987. He has been an Advisory Director of Morgan Stanley & Co., Incorporated (investment bank) for more than the past five years and is a director and Chairman of the Finance Committee of The Henry Luce
[PHOTO] Foundation, Inc. He is also the Chairman of the Board of Trustees of Connecticut College and a director and Chairman of the Finance and Budget Committee of Dia Center for the Arts, a non-profit arts organization. Member of the Company's Audit and Compensation and Organization Committees.

                          David H. Hoag, age 56, became Chairman of the Board of
                     the Company in June 1991 and President and Chief Executive Officer of the Company in February 1991. He has been a director of the Company since June 1986. He was Executive Vice President-Steel of the Company from June 1986 until February 1991. He also is the Chairman of the Board and Chief Executive Officer of LTV Steel Company, Inc. He also
[PHOTO] is a director of The Chubb Corporation (insurance) and The Lubrizol Corporation (chemical manufacturing) where he serves as the Chairman of its Compensation Committee. He also serves as Chairman of Cleveland Tomorrow, a prominent Cleveland business group, and as Chairman of the Board of Trustees of Allegheny College. He also was a past Chairman of the Board of the American Iron and Steel Institute. Chairman of the Company's Executive Committee and member of the Company's Board Affairs Committee.

                          Dr. Paul G. Stern, age 57, became a director of the
                     Company in June 1993. He is a partner of Thayer Capital Partners. He was Chief Executive Officer of Northern
[PHOTO] Telecom Ltd. from April 1989 to March 1993 and its Chairman of the Board from April 1990 to July 1993. He also is a director of Whirlpool Corporation, Dow Chemical Company and General Instrument Corporation. Member of the Company's Board Affairs and Compensation and Organization Committees.

                          Stephen B. Timbers, age 51, became a director of the
                     Company in June 1993. He is President and Chief Executive Officer of Zurich Kemper Investments, Inc. From 1992 to 1996 he was President, Chief Operating Officer, and a director of Kemper Corporation. Prior thereto, since 1987, he served as Chief Investment Officer of Kemper Financial
[PHOTO] Services and, from 1991 to 1993, of Kemper Corporation. He also is a Trustee of the Kemper Mutual Funds and Closed-End Funds and a governor of the Investment Company Institute. Chairman of the Company's Pension and Investment Committee and member of the Company's Executive and Compensation and Organization Committees.

                          Farah M. Walters, age 51, became a director of the
                     Company in June 1993. She is President and Chief Executive Officer of University Hospitals Health System, Inc. and University Hospitals of Cleveland. Prior thereto, beginning in March 1991 until January 1992, she served as Senior Executive Vice President of University Hospitals Health
[PHOTO] System, Inc. and Executive Director of University Hospitals of Cleveland. From February 1987 until April 1989, she was Senior Vice President and General Manager, Integrated Health System Management Center. She also is a director of Kerr-McGee Corporation (oil and gas) and Society National Bank. Member of the Company's Audit and Board Affairs Committees.

--------------------------------------------------------------------------------

Directors of the First Class -- Terms Expire in 1998

                          Dr. Colin C. Blaydon, age 55, was elected a director
                     of the Company in September 1988. Dr. Blaydon is Dean Emeritus and Buchanan Professor of Management of the Amos Tuck School of Business Administration at Dartmouth College. Dr. Blaydon is also a Senior Advisor of Putnam, Hayes & Bartlett, Inc., a professional consulting firm, and
[PHOTO] a director of Tom's of Maine (consumer products) and Chairman of the Board of ITP Systems (systems integration). He is also a member of the Advisory Board of the University of Southern California, Graduate School of Business Administration and Trustee of the Lowell Whiteman School. Member of the Company's Audit and Pension and Investment Committees.

                          William H. Bricker, age 64, was elected a director of
                     the Company in March 1982. He was from July 1976 to May 1987 the Chief Executive Officer and from November 1979 to May 1987 the Chairman of the Board of Diamond Shamrock Corporation, now known as Maxus Energy Corporation (coal, chemicals and oil and gas). He is Chairman of the Board and
[PHOTO]              Chief Executive Officer of D.S. Energy Services, Inc.
                     (business consultants and international oil and gas), Trust Manager of American Industrial Properties REIT and President of Bear Creek Angus Ranch, Inc. Mr. Bricker also is a director of Montana Floral Corporation and Eltech Systems Corporation. Member of the Company's Audit and Pension and Investment Committees.

                          M. Thomas Moore, age 61, became a director of the
                     Company in June 1993. Mr. Moore has been Chairman of the Board of Cleveland-Cliffs Inc (iron ore) since May 10,1988 and its Chief Executive Officer since January 1, 1987, and, prior thereto, he served as its President. He also is a director of KeyCorp (banking) and Capitol American
[PHOTO] Financial Corporation. Mr. Moore is also a director of the American Iron and Steel Institute, the American Iron Ore Association, and the National Mining Association. Chairman of the Company's Compensation and Organization Committee and member of the Company's Board Affairs and Executive Committees.

                          Harold A. Poling, age 70, became a director of the
                     Company in November 1993. Mr. Poling, now retired, was Chairman and Chief Executive Officer of Ford Motor Company from March 1, 1990 to October 1993, and, prior thereto, since October 1987 was Vice Chairman and Chief Operating Officer of Ford Motor Company. He is also a director of
[PHOTO] Shell Oil Company, Kellogg Company and Flint Ink Corp. and a member of the International Board of VIAG AG (conglomerate) and the International Advisory Council of The Broken Hill Proprietary Company Limited (Australian multinational minerals company). He is also a member of the PGA Tour Tournament Policy Board. Member of the Company's Audit and Compensation and Organization Committees.

                          Vincent A. Sarni, age 67, became a director of the
                     Company in June 1993. Mr. Sarni, now retired, was Chairman of the Board and Chief Executive Officer of PPG Industries,
[PHOTO] Inc. from November 1984 until September 1993. He is also a director of PPG Industries, Inc., PNC Bank Corp., AMTROL Corp. (water treatment equipment manufacturing) and Hershey Foods Corporation. Member of the Company's Board Affairs and Compensation and Organization Committees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has standing Audit, Board Affairs, Compensation and Organization, Pension and Investment and Executive Committees of the Board of Directors. The members of these Committees have been identified above. The Board of Directors met twelve times in 1995.

     The Audit Committee recommends the selection of independent auditors to the Board of Directors; reviews the plan of the audits to be performed by the independent auditors and internal audit department, together with their audit reports and any recommendations made by them; reviews the results of the audit for the prior fiscal year with the independent auditors, reviews annual financial statements before they are published, reviews the independence of the independent auditors, reviews the reporting assignment of the internal audit function, and reviews the Company's significant accounting policies, internal controls and financial reporting practices. The Audit Committee also reviews the Company's business conduct policies and reviews issues related to environmental, safety, health and workers' compensation matters. The Audit Committee met five times in 1995.

     The Board Affairs Committee recommends to the full Board nominees for election to the Board of Directors. The Board Affairs Committee also recommends to the full Board all matters relating to Board composition, terms, ethics, procedures, compensation and benefits and committee structures and assignments, and, in conjunction therewith, reviews periodically the Board's written corporate governance and committee guidelines. The Committee also reviews the annual proxy statement before publication. The Board Affairs Committee met three times in 1995.

     The Compensation and Organization Committee determines the annual salary, bonus and other benefits of the officers of the Company and certain officers of its subsidiary, LTV Steel Company, Inc., and establishes and reviews, as appropriate, executive compensation policies and performance standards under compensation programs for such officers. The Compensation and Organization Committee also recommends new employee benefit plans and changes to those plans to the Board of Directors, grants stock related incentives and administers all of the Company's employee benefit plans. The Compensation and Organization Committee also recommends to the Board of Directors candidates for election as corporate officers, reviews and monitors matters related to management development and succession including the evaluation of the Chief Executive Officer, reviews and approves the service of certain officers of other entities, and reviews the annual proxy statement before publication. The Compensation and Organization Committee met seven times in 1995.

     The Pension and Investment Committee sets funding and investment policies for the pension plans and employee welfare benefit plans of the Company and its subsidiaries, monitors compliance by the Company with the terms of the Company's settlement agreement with the Pension Benefit Guaranty Corporation, and appoints, monitors and terminates investment managers. The Pension and Investment Committee met three times in 1995.

     The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to rescind any action previously taken by the Board of Directors or to take certain actions enumerated in the Company's By-Laws (such as amend the Certificate of Incorporation or adopt an agreement of merger or consolidation). The Executive Committee meets as necessary and did not meet in 1995.

DIRECTOR COMPENSATION

     Mr. Hoag receives no compensation for his service as a director. In 1995, directors who are not employees of the Company received fees in accordance with the following schedule.

     Annual retainer
          For Board service...................................................  $30,000
          For service as chairman of a committee..............................  $ 2,500
     Attendance fees
          Board meetings (per meeting)........................................  $ 1,000
          Committee meetings (per meeting)....................................  $ 1,000

     In addition, non-employee directors who own at least 1,000 shares of the Company's Common Stock each receive immediately after each annual meeting of stockholders an annual grant of options to purchase 1,000 shares of Common Stock.

     The Company has a Non-Employee Directors' Equity Compensation Plan which permits non-employee directors to take all fees, or a portion thereof, in the form of Common Stock of the Company. The Company also has a Non-Employee Directors Deferred Compensation Plan which permits such directors to defer receipt of their fees and provides eight notional investment options for such fees, including a notional investment in the Company's Common Stock.

     In 1995, the Board's Board Affairs Committee compared its non-employee director compensation program with director compensation programs at selected industrial companies similar in size to the Company and at other integrated flat roll steel companies. The Committee concluded that when all cash and non-cash benefits were considered, the Company's director compensation plan was below average compensation levels at the comparison companies and that an increase of $10,000 would make the Company's director compensation program competitive with the average level of director compensation at the comparison companies. The Committee considered and rejected a number of benefits found at other companies and concluded that director compensation should be in the form of cash and common stock only.

     Accordingly, effective January 1, 1996, the Company increased its annual retainer for non-employee directors from $30,000 to $40,000 and provided that, beginning July 1, 1996, half of such retainer, which is payable quarterly in arrears, would be payable in the form of Common Stock. In that connection, the Company's Non-Employee Directors' Equity Compensation Plan was amended to require payment of at least 50% of the retainer in Common Stock. The primary purpose of the Board in making 50% of the annual retainer payable in stock was to more closely align the interests of the directors with those of the Company's stockholders. Board and Committee meeting fees ($1,000 per meeting) and the annual fee for non-employee directors for service as a chairman of a committee ($2,500 annually) were not changed.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership as of December 31, 1995 of each class of the Company's equity securities by (i) each of the directors, (ii) the five executives named in the summary compensation table below and (iii) all current directors and officers as a group. No persons are known by management to be beneficial owners of more than 5% of any class of the Company's equity securities, except as noted below. All such holders have sole voting and investment powers unless otherwise indicated.

                                               NUMBER BENEFICIALLY OWNED          % OF CLASS
                                              ---------------------------   -----------------------
                                               SHARES OF         SERIES A    SHARES OF     SERIES A
                    NAME                      COMMON STOCK       WARRANTS   COMMON STOCK   WARRANTS
--------------------------------------------- ------------       --------   ------------   --------
DIRECTORS
David H. Hoag................................    199,439(c)(d)(e)    158         (a)          (a)
Edgar L. BaIl................................          0              0            0            0
Dr. Colin C. Blaydon.........................      3,000(e)           0          (a)            0
William H. Bricker...........................        116(c)          29          (a)          (a)
John C. Evans................................      3,006(c)(e)       11          (a)          (a)
John E. Jacob................................      3,000(e)           0          (a)            0
Edward C. Joullian III.......................      6,127(b)(c)(e)     50         (a)          (a)
M. Thomas Moore..............................      6,247(e)(f)        0          (a)            0
Harold A. Poling.............................      3,000(e)           0          (a)            0
Vincent A. Sarni.............................      3,000(e)           0          (a)            0
Samuel K. Skinner............................      3,000(e)           0          (a)            0
Dr. Paul G. Stern............................      3,000(e)           0          (a)            0
Stephen B. Timbers...........................      3,000(e)           0          (a)            0
Farah M. Walters.............................      3,000(e)           0          (a)            0
FOUR OTHER OFFICERS NAMED IN
  SUMMARY COMPENSATION TABLE
J. Peter Kelly...............................     56,888(d)(e)        0          (a)            0
Arthur W. Huge...............................     31,725(d)(e)        0          (a)            0
Glenn J. Moran...............................     18,996(d)(e)        0          (a)            0
James F. Haeck...............................     20,206(d)(e)        0          (a)            0
All current directors and executive
  officers (twenty-two, including above).....    403,721(c)(d)(e)   248          (a)          (a)

---------------

(a) Less than 1% of class.

(b) Mr. Joullian has a beneficial interest in 3,000 shares of Common Stock and 23 Series A Warrants owned by Joullian & Co., a limited partnership.

(c) Includes shares of Company Common Stock issuable upon exercise of the Series A Warrants. Each Series A Warrant is exercisable for 0.5582 of a share of Common Stock.

(d) Includes shares of Company Common Stock in the following amounts which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition: Mr. Hoag--68,600 shares; Mr. Kelly--11,700 shares; Mr. Huge--5,500 shares; Mr. Moran--4,650 shares; Mr. Haeck--5,500 shares and All Current Directors and Executive Officers as a Group--104,123 shares.

(e) Includes shares of Common Stock in the following amounts which are not now owned but which could be acquired by exercise of stock options: Each non-employee Director (except Messrs. Ball and Bricker)--2,000 shares; Mr. Hoag--114,333 shares; Mr. Kelly--39,832 shares; Mr. Huge--23,056 shares; Mr. Moran--12,583 shares; Mr. Haeck--13,056 shares and All Current Directors and Executive Officers as a Group--248,442 shares.

(f) Excludes 842,253 shares of Company Common Stock owned by Cleveland-Cliffs Inc, for which Mr. Moore serves as Chairman and Chief Executive Officer.

     Sumitomo and its affiliates own 100% of the Company's Series B Preferred Stock (500,000 shares) and 3,328,220 shares of the Company's Common Stock. Sumitomo and its affiliates, through conversion of its Series B Preferred Stock and convertible notes, together with its existing shares of the Company's Common Stock, could acquire up to 11,382,113 shares or approximately 10% of the Company's Common Stock. The address of Sumitomo's U.S. affiliate is c/o Sumitomo Metal USA Corporation, 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.

     In February 1996, Vanguard Windsor Fund, Inc. ("Vanguard") and Wellington Management Company ("WMC") shared beneficial ownership of 7.8 million shares of Common Stock or 7.4% of the outstanding Common Stock as of such date. Vanguard and WMC reported that Vanguard had sole voting authority and that Vanguard and WMC shared dispositive authority as to all such shares. Address: 75 State Street, 19th Floor, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and other components of the compensation of David H. Hoag, the Chairman and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company in 1995.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                         -------------------     -------------------------------------
                                                                          AWARDS               PAYOUTS
                                                                 -------------------------     -------
                                                                                NUMBER OF
                                                                 RESTRICTED     SECURITIES                 ALL OTHER
                                                                   STOCK        UNDERLYING      LTIP        COMPEN-
                                         SALARY       BONUS       AWARD(S)       OPTIONS       PAYOUTS     SATION(2)
  NAME AND PRINCIPAL POSITION   YEAR       ($)         ($)         ($)(1)        GRANTED         ($)          ($)
------------------------------- ----     -------     -------     ----------     ----------     -------     ---------
David H. Hoag                   1995     587,500     340,000             0         70,000          0         48,740
Chairman and Chief              1994     550,000     360,000     1,189,825         43,000          0         43,285
Executive Officer               1993     550,000     200,000             0        150,000          0         40,975

J. Peter Kelly                  1995     343,750     201,000       109,200         19,500          0        111,122
President and Chief             1994     312,500     200,000        73,613         19,500          0         92,307
Operating Officer               1993     297,917     187,500             0         50,000          0        137,668
LTV Steel

Arthur W. Huge                  1995     241,000     135,000             0          9,170          0         50,781
Senior Vice President and       1994     232,500     155,000       103,813          9,170          0         46,913
Chief Financial Officer         1993     225,000     168,750             0         30,000          0         80,273

Glenn J. Moran                  1995     221,000     115,000             0          7,750          0         48,258
Senior Vice President,          1994     215,004     135,000        87,769          7,750          0         44,084
General Counsel                 1993     215,004     161,250             0         15,000          0         78,387
and Secretary

James F. Haeck                  1995     209,167     125,000             0          7,750          0         51,784
Senior Vice President-          1994     169,650     125,000       103,813          9,170          0         35,314
Commercial                      1993     143,100      72,000             0         15,000          0         47,151

------------

(1) The number of shares and year-end value of restricted Common Stock awards held as of December 31, 1995 were as follows: Mr. Hoag--68,600 shares and $943,250; Mr. Kelly--11,700 shares and $160,875; Mr. Huge--5,500 shares and
    $75,625; Mr. Moran--4,650 shares and $63,938 and Mr. Haeck--5,500 shares and $75,625. Dividends are payable on restricted stock awards to the same extent and in the same manner as all other shares of Common Stock. All restricted stock awards granted under the Company's Management Incentive Program vest on the fifth anniversary of the date of grant.

(2) Consists of supplemental salary under the Design Your Benefits Program, accruals under defined contribution pension plans, matching employer contributions of cash to the Capital Accumulation Plan and service recognition payments in the following respective amounts for 1995: Mr. Hoag--$34,913, $0, $2,827 and $11,000; Mr. Kelly--$18,116, $83,579, $2,827
    and $6,600; Mr. Huge--$10,219, $37,735, $2,827 and $0; Mr. Moran--$9,781,
    $36,267, $2,210 and $0; and Mr. Haeck--$8,505, $37,295, $2,484 and $3,500.

     The following table sets forth certain information concerning options to purchase Company Common Stock granted in 1995 to the five individuals named in the Summary Compensation Table.

                             OPTION GRANTS IN 1995


                                                                                      POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK PRICE
                                            INDIVIDUAL GRANTS                            APPRECIATION FOR OPTION TERM (3)
                         --------------------------------------------------------     --------------------------------------
                                          % OF
                                          TOTAL
                                         OPTIONS
                         NUMBER OF       GRANTED
                         SECURITIES        TO
                         UNDERLYING     EMPLOYEES     EXERCISE OR
                          OPTIONS       IN FISCAL      BASE PRICE      EXPIRATION
         NAME             GRANTED        YEAR(1)      ($/SHARE)(2)        DATE        0($)        5%($)           10%($)
       --------          ----------     ---------     ------------     ----------     ----     -----------     -------------
David H. Hoag              70,000           21%          $14.78          11/1/05        0          575,970         1,529,963
J. Peter Kelly             19,500            6%           14.78          11/1/05        0          160,449           426,204
Arthur W. Huge              9,170            3%           14.78          11/1/05        0           75,452           200,425
Glenn J. Moran              7,750            2%           14.78          11/1/05        0           63,768           169,389
James F. Haeck              7,750            2%           14.78          11/1/05        0           63,768           169,389
All Common Stock
  Holders (4)                  --           --               --               --        0      933,783,709     2,366,391,257

---------------

(1) A total of 327,700 options were granted to employees in 1995. With respect to each grant, one-third of the options becomes exercisable on November 1, 1996, one-third on November 1, 1997 and one-third on November 1, 1998, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in the Management Incentive Program. Each optionee must demonstrate the ownership of a specified number of "qualifying shares" of Company Common Stock in order to participate in future option awards. Each option is exercisable with a payment of cash, stock or both for a period of 10 years and vests immediately in the event of death, disability or retirement or in the event certain change of control events occur. If shares are used to exercise an option, the Compensation and Organization Committee of the Board of Directors may grant a replacement option on the shares so used.

(2) The exercise price was based on an historical average trading price over a thirty-day trading period prior to the award as provided in the Management Incentive Program. On the date of such grants, the closing price of a share of Common Stock as reported on the New York Stock Exchange was $14.125 a share.

(3) The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price.

(4) The potential realizable value for all stockholders is based on 105,118,693 shares of Common Stock outstanding at December 31, 1995.

     The following table sets forth certain information concerning the exercise in 1995 of options to purchase Company Common Stock by the individuals named in the Summary Compensation Table and the unexercised options to purchase Company Common Stock held by such individuals at December 31, 1995.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                    SHARES                              UNDERLYING                   IN-THE-MONEY OPTIONS
                  ACQUIRED ON      VALUE        OPTIONS GRANTED AT YEAR END           AT YEAR END ($)(1)
                   EXERCISE       REALIZED     -----------------------------     -----------------------------
       NAME           (#)           ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------   -----------     --------     -----------     -------------     -----------     -------------
David H. Hoag          0              0          114,333          148,667                0                0
J. Peter Kelly         0              0           39,832           49,168                0                0
Arthur W. Huge         0              0           23,056           25,284                0                0
Glenn J. Moran         0              0           12,583           17,917                0                0
James F. Haeck         0              0           13,056           18,864                0                0

---------------

(1) The value is calculated based on the aggregate amount of the excess of $13.75 (the closing price of a share of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions report for December 29, 1995) over the relevant exercise price.

RETIREMENT BENEFIT PLANS

  Restated Executive Benefit Plan

     In January 1996, the Company replaced the Executive Benefit Plan (the "Benefit Plan"), a defined benefit plan, with the Restated Executive Benefit Plan (the "Restated Plan"), a defined contribution plan. The Restated Plan is designed to provide a fixed annual contribution (expressed as a percentage of covered compensation) to a participant which, together with projected investment returns, will be sufficient to provide an annual retirement benefit at age 65 equal to the difference between (i) 55% of projected final average three year compensation (salary plus annual incentive award) and (ii) the aggregate benefit provided under all other retirement plans maintained by the Company. Such benefit is prorated to the extent that years of service total less than 30. Participants will invest such contributions in notional investment options. Twenty executives of the Company and its subsidiaries (including Messrs. Kelly, Huge, Moran and Haeck) currently are included in the Restated Plan. Mr. Hoag will not be a participant in the Restated Plan.

     With regard to participants who were also in the predecessor Benefit Plan (which includes Messrs. Kelly, Huge and Moran), annual contributions will be increased, if necessary, at retirement to provide a retirement benefit equivalent to the defined benefit to which these participants would have been entitled had the provisions of the predecessor Benefit Plan remained in effect. These participants (along with Mr. Hoag) would also be provided the survivor and disability benefits included in the predecessor Benefit Plan.

  Predecessor Plan

     Under the predecessor Benefit Plan, the maximum retirement benefit was 50% of final average compensation after 15 years of participation or upon attaining normal retirement age, whichever should first occur, after offsetting for amounts payable under all other existing retirement benefits. For participants whose employment terminated prior to normal retirement age and prior to 15 years of participation, benefits accrued at the rate of 3 1/3% of final average compensation per year of participation (prorated for each calendar month during which the participant participated for at least one day). Final average compensation was a participant's average annual compensation (base salary plus awards under the Annual Incentive Program) for the 36 consecutive months which yielded the highest average compensation while a participant. Retirement benefits were payable at the later of a participant's termination of employment or normal retirement age or before normal retirement age with approval of the Board of Directors of the Company. Normal retirement age under the Benefit Plan was age 62 for individuals becoming participants as of or after January 1, 1985 and age 60 for those who became participants prior to January 1, 1985.

     The disability benefit provided in the predecessor Benefit Plan was equal to 100% of final average compensation for one year and 50% thereafter and a survivor benefit payable to a participant's spouse (until death) and, subsequently, to the participant's children collectively (until the last child reached age 21). The survivor's benefit for active and disabled participants was 25% of final average compensation. Similar survivors of retired participants would have received in the aggregate a benefit of 50% of the relevant participant's pension. Furthermore, survivors of former participants who died while still employed by LTV would have received a benefit of 50% of the pension accrued while an active participant.

     In 1995, six executive officers of the Company and its subsidiaries (including Messrs. Hoag, Kelly, Huge and Moran) were participants in the predecessor Benefit Plan. The Company closed the Benefit Plan to new participants at year end 1993. As of December 31, 1995, the annualized compensation of Messrs. Hoag, Kelly, Huge and Moran covered by the Benefit Plan was approximately $990,000, $598,950, $393,600 and $358,400, respectively. As of
December 31, 1995, Messrs. Hoag, Kelly, Huge and Moran were credited with 12, 6, 3 and 3 years of participation, respectively. The following table shows the estimated annual benefits payable upon retirement under the Benefit Plan for employees in the classifications specified.

  AGE/YEARS             ANNUAL COVERED COMPENSATION--THREE-YEAR AVERAGE
     OF          --------------------------------------------------------------
PARTICIPATION    $300,000     $450,000     $600,000     $750,000     $1,000,000
-------------    --------     --------     --------     --------     ----------
                                    ESTIMATED ANNUAL BENEFIT
Age 59
 5 years         $ 50,000     $ 75,000     $100,000     $125,000      $166,667
10 years         $100,000     $150,000     $200,000     $250,000      $333,333
15 years         $150,000     $225,000     $300,000     $375,000      $500,000

Age 60/62
 5 years         $150,000     $225,000     $300,000     $375,000      $500,000
10 years         $150,000     $225,000     $300,000     $375,000      $500,000
15 years         $150,000     $225,000     $300,000     $375,000      $500,000

---------------

Note: Benefits will be reduced by Social Security benefits and retirement and disability benefits payable under other Company plans. For those individuals who became participants after December 31, 1984, benefits are also reduced to the extent benefits are payable by retirement plans of former employers.


  Other Prior Retirement Plans

     Officers included in the Summary Compensation Table, except for Mr. Huge, were also covered by defined benefit plans at LTV and its steel subsidiary, which have been frozen. Assuming retirement at age 65, the aggregate annual benefit payable to Messrs. Hoag, Kelly, Moran and Haeck under these frozen defined benefit retirement plans will be approximately $107,890, $75,450, $35,970 and $14,520, respectively.

     With respect to Messrs. Kelly, Moran and Haeck, their annual retirement benefits under the frozen defined benefit plans described in the immediately preceding paragraph are taken into account in calculating the annual contribution under the Restated Plan and are taken into account as offsets to any additional amount otherwise payable to them under the predecessor Benefit Plan. In Mr. Huge's case, his annual retirement benefit at his prior employer is offset against any additional amount payable under the predecessor Benefit Plan.

     In Mr. Hoag's case, the above-described annual benefit of $107,890 is in addition to the accrued annual retirement benefit of $500,000 payable under annuities purchased for Mr. Hoag under a prior employment contract, and annual payments of $54,000 under two additional annuities previously purchased by the Company pursuant to the above-described Benefit Plan. Accordingly, the aggregate defined benefit pension amount payable to Mr. Hoag under all of the above at retirement at age 60 or later would be $661,890 annually. In addition, Mr. Hoag resumed participation following the expiration of his employment contract in the Company's broad-based defined contribution plan effective February 1, 1996, and those contributions will be included in the amounts shown in future Summary Compensation Tables.

  Executive Severance Pay Program

     In January 1996, the Company adopted an Executive Severance Plan (the "Severance Plan") which provides severance benefits for certain key executives (including the executive officers named in the Summary Compensation Table) if the executive's employment is involuntarily terminated for reasons other than cause, or as the result of a change in control of the Company. The Severance Plan provides for the following to be included in calculating the severance benefit: (i) base salary and (ii) bonus award, if any, payable under the Company's Annual Incentive Plan using a combination of actual corporate and target individual performance criteria for that year. During the period for which severance benefits are paid, the executive will continue to participate in the Company's life and health insurance and retirement plans.

     The maximum period during which plan benefits will be paid ranges from 6 to 24 months depending upon the participant's position level. The benefit (as defined above) payable under the Severance Plan to the executives named in the Summary Compensation Table is as follows: Mr. Hoag--24 months; Mr. Kelly--18 months; Mr. Huge--12 months; Mr. Moran--12 months and Mr. Haeck--12 months. The severance payments would be offset by compensation received by such executives from other employers. Members of senior management, including the five officers named in the Summary Compensation Table, will be required to enter into a non-compete agreement with the Company and release the Company from all employment-related liabilities as a condition to receiving payments under the Severance Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Contracts and Certain Commercial Relationships

     From February 1991 through January 1996, the Company had in place an employment agreement with Mr. Hoag which provided for employment during such period at an annual salary of at least $550,000, his continued participation in the Company's existing executive compensation plans and the purchase by the Company of five annuities providing an aggregate annual retirement benefit of $500,000 beginning at age 60. For a description of additional retirement benefits payable to Mr. Hoag, see "Other Retirement Plans." The fifth annuity was purchased by the Company in 1995 at a cost (including the tax gross up paid by the Company on behalf of Mr. Hoag) of $1,272,585. The agreement also provided for substantial severance benefits in the event Mr. Hoag was terminated or in the event of a diminution in title or compensation during the contract period as well as substantial benefits to his spouse in the event of his death during the contract period.

     In the ordinary course of business, the Company and its subsidiaries have engaged in transactions with other corporations, whose directors or officers are members of the Board of Directors of the Company. All such transactions, including those described in the next paragraph and under "Compensation Committee Interlocks and Insider Participation," were conducted on an arm's length basis and on terms competitive with those generally available in the marketplace at the time.

     The Company paid $48.4 million for technical assistance and other fees, steel mill product and interest and dividends on notes and preferred stock and sold $13.7 million of steel product to

Sumitomo and its affiliates in 1995. Subsidiaries of the Company and of Sumitomo also are partners in two electro-galvanizing line joint ventures and a mini-mill joint venture. The Company paid an aggregate of $119.1 million in processing fees to the electro-galvanizing partnerships in 1995, and such partnerships paid an aggregate of $2.8 million in rent and related fees to the Company in 1995. Sumitomo and its affiliates are a significant stockholder of the Company. See "Security Ownership of Directors, Management and Principal Stockholders."

  Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation and Organization Committee are Messrs. Moore, Evans, Joullian, Poling, Sarni, Stern and Timbers. None of such directors has ever been an employee of the Company.

     Two members of the Compensation and Organization Committee are executive officers of companies that have bought or sold products or services to the Company in the ordinary course of business. Mr. Moore is the Chairman and Chief Executive Officer of Cleveland-Cliffs Inc which is paid fees by the Company for iron ore mine management, royalties and transportation services on an on-going basis and which from time to time buys iron ore from and sells iron ore to the Company in the ordinary course of business. Mr. Joullian is the Chairman and Chief Executive Officer of Mustang Fuel Corporation which purchased products in 1995 from the Company's energy products business unit which was sold to a third party in mid-1995.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation and Organization Committee of the Board of Directors has the responsibility to review and approve compensation and benefit actions for all officers of the Company. In addition, the Committee reviews compensation and benefit programs applying to all non-union represented salaried employees. The Committee meets with an independent executive compensation consultant and obtains survey data on competitive pay and benefit practices.

     Steel producers operate in a highly competitive and cyclical market environment. Business cycles can have wide variations in intensity and duration. The investments needed to maintain a leadership position are significant and require an extended period of time to see a satisfactory profit return. The Committee considers these conditions in administering the senior management compensation program.

     The Committee compares performance, compensation levels and compensation programs of the Company with other integrated carbon flat roll steel companies (a peer group consisting of AK Steel, Bethlehem, Inland, National and USX-U.S. Steel Group -- those companies in the Performance Graph which are closer in size to the Company -- the "Compensation Comparison Group"). The Committee also reviews compensation practices of comparably-sized companies in general industry.

  Overview of LTV Senior Management Compensation Program

     The Company's senior management compensation program is designed to link executive compensation to corporate performance, thereby enhancing the Company's sustainable value to stockholders by rewarding superior performance and by requiring management to have a significant ownership interest in the Company.

     Salary level is determined based on an unweighted consideration of the responsibilities of the position, experience of the incumbent, individual performance and competitive salary levels of the Compensation Comparison Group.

     The Annual Incentive Program rewards individuals for:

     -  Success in meeting specific corporate objectives.

     -  Successful individual performance.

     The Long-Term Incentive Program closely aligns the interests of management and the stockholders by having Company executives obtain and maintain a significant equity stake in the Company.

     In its entirety, the senior management compensation program is expected to enable the Company to create stockholder value and to attract and retain outstanding individuals.

     The Committee emphasizes total direct compensation consisting of salary, annual incentive and long-term incentive, rather than any single element. Salaries are targeted in the middle range of the Compensation Comparison Group. Incentive "targets" were increased from the middle range of the Compensation Comparison Group in 1994 to 5 to 10 percentage points above the middle range of the Compensation Comparison Group in 1995. As part of this change, target objectives were made more difficult, increasing the risk that payments would be at less than target levels. Actual total direct compensation is a function of the Company's performance against its objectives, changes in the fair market value of the Company's Common Stock and individual performance.

     The mix of salary, annual incentive and long-term incentive will vary based on a position's impact and on competitive market practices. For positions with major corporate impact, including those executive officers named in the Company's Summary Compensation Table ("Named Executives"), between 50% and 60% of target total direct compensation is delivered through annual and long-term incentives (with the balance in salary). For positions with lesser impact, salary represents a higher proportion of total direct compensation.

     Additionally, all salaried employees, including each Named Executive, are eligible to participate in the LTV Capital Accumulation Plan which includes a provision to match a specified portion of the employee's contributions, based, in part, on Company profitability. Matching contributions made to the accounts of Named Executives in 1995 which are invested in shares of the Company's Common Stock are included in the accompanying tables. To the extent matching contributions exceed certain Internal Revenue Code limitations, they are invested notionally in shares of Common Stock. Depending upon profitability, matching contributions range from 25% to 100% of the participant's contribution (up to 4% of base salary).

  Salary

     Salaries for officers are administered in a fashion similar to all other non-union LTV employees. Salary adjustments are determined by evaluating the responsibilities of the position, the competitive salary for the position (using as a target the middle range of salaries of comparable positions in the Compensation Comparison Group), the experience of the incumbent, the performance of the incumbent and the performance of the Company. In 1995, four of the Named Executives received salary increases ranging from 4.2% to 10%. The fifth Named Executive received a 26% increase due, in part, to a promotion in 1995.

  Annual Incentive Opportunity

     Under the Annual Incentive Program, weighted objectives (using specific performance measurements) are established in advance each year by the Committee. Incentive awards are determined by measuring actual performance against these objectives. Objectives are based on a combination of corporate and individual performance criteria for most plan participants. For senior executive officers, including the Named Executives, Annual Incentive Program awards are made on the basis of individual and corporate performance.

     The Committee, working with senior management, is responsible for measuring the attainment of all corporate and individual objectives for corporate officers. Members of senior management are responsible for measuring the attainment of individual goals for all other participants. The Committee has the responsibility to review and approve all awards prior to payment. Based on position impact and competitive pay opportunities, target annual incentive opportunities range from 40% to 65% of salary. Actual individual awards often vary above and below target levels. The Committee has the discretion to make these awards in either cash or stock.

     For 1995, the Committee established financial objectives and other focus objectives (which will change from year to year). The Committee placed its primary emphasis upon RONA (return on net assets) relative to an internal standard and adjusted earnings relative to an industry peer group that includes the companies shown on the performance graph. The weight for each measure comprises 35% of the total. The remaining 30% weight was allocated to various internal factors including working capital, product mix management, cost reduction, quality and human resources/cultural diversity. The Committee reviewed senior management's performance against these objectives, considered the market environment in which the Company operated for the year, and used its judgment and discretion in determining the awards.

  Long-Term Incentive Opportunity

     In order to facilitate the acquisition of an equity stake by its executives, the Company designed its long-term incentive compensation program as a combination stock ownership and stock compensation program. Long-term incentive target levels are set based upon position impact and the middle range of competitive practice. Actual long-term incentive awards also reflect individual performance.

     For 1995, long-term incentive awards are based primarily on stock option awards, the terms of which appear in the accompanying tables. In 1994, the Company implemented a three-year program of stock option and restricted stock awards, which generally consists of annual stock option grants and front-loaded restricted stock awards. The 1995 stock option awards reflect a continuation of this program for all participants. As last year's proxy statement indicated, Messrs. Hoag and Kelly did not receive a full front-loaded restricted stock grant in 1994 and were to be considered for additional grants this year. Mr. Hoag did not receive any additional restricted stock in 1995, but instead received a commensurably larger stock option award. The long-term incentive plan is expected to be administered in a similar manner in 1996. Mr. Kelly did receive a restricted stock award that constitutes his final restricted stock award under the program in addition to his regular stock option award. It is expected that in 1996, use of restricted stock will be limited to participants who enter the plan during 1996.

  1995 Corporate Performance and CEO Compensation

     Mr. Hoag's salary, established at $550,000 in 1992 pursuant to his employment contract with the Company, was raised to $600,000 in 1995. This was based on the same analysis used for other Company officers that is described earlier in this report. This represents the first salary change for Mr. Hoag since 1992.

     Under the Annual Incentive Program, Mr. Hoag's target award is 65% of base salary. The target award was raised from 50% of base pay by the Committee this year to provide greater emphasis on performance-based compensation. Mr. Hoag's Annual Incentive Program award of $340,000 is based upon 1995 performance against the goals discussed earlier. In setting the award for 1995, the Committee considered many factors including the Company's earnings improvement, strengthening of the Company's financial position, strategic business initiatives, and general leadership of the Company. The Committee made a composite judgment without specifically weighting the factors.

     In 1995, 70,000 stock options were granted to Mr. Hoag under the long-term incentive program as described above. The Committee believes that the grant, in conjunction with prior grants and existing stock ownership, places Mr. Hoag's interests in direct alignment with the Company's stockholders.

     Mr. Hoag's 1991 employment contract expired on January 31, 1996. Mr. Hoag and the Committee agreed not to extend the contract. Mr. Hoag's employment contract stipulated the terms of accrual for his retirement benefit during the term of the contract. As a consequence, Mr. Hoag did not fully participate in the Company's existing retirement programs. After reviewing this situation with Mr. Hoag, the Committee has determined that Mr. Hoag should recommence full participation in these programs effective February 1, 1996.

  Policy Regarding Section 162(m)

     The Committee's policy is that, effective for awards made after 1995, executive compensation should be provided in such a manner as to comply with the rules governing the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

  Conclusion

     The Committee believes the compensation program was prudently administered during 1995, and that the overall design and objectives of the program are consistent with the long-term interests of the Company and its stockholders.

                                    The Compensation and Organization Committee

                                            M. Thomas Moore--Chairman
                                            John C. Evans             Vincent A. Sarni
                                            Edward C. Joullian III    Dr. Paul G. Stern
                                            Harold A. Poling          Stephen B. Timbers

PERFORMANCE GRAPH

     The following graph compares the total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P lndex") and a Company-constructed peer group of publicly traded integrated steelmakers consisting of Bethlehem Steel Corporation, Inland Steel Industries, Inc., National Steel Corporation, Weirton Steel Corporation, Wheeling-Pittsburgh, USX Corporation-Steel Group and Armco lnc./AK Steel Holding Corporation (the "Peer Group"). Armco Inc., in a recapitalization, transferred its carbon steel business to a wholly-owned subsidiary of AK Steel Holding Corporation at the end of March 1994. Accordingly, the index includes Armco Inc. for that period in the performance graph prior to the divestiture and AK Steel Holding Corporation for the period thereafter.

     The period shown consists of the date that the Company's Common Stock, which was initially issued in connection with the Company's reorganization on June 28, 1993, was registered under Section 12 of the Securities Exchange Act of 1934, as amended, through the end of the Company's last fiscal year. The graph assumes the investment of $100 in the Company's Common Stock, the S&P Index and the Peer Group on June 29, 1993 with immediate reinvestment of all dividends. The Peer Group total return has been weighted for market capitalization based on information contained in the public filings of members of the Peer Group.

                          LTV COMMON STOCK PERFORMANCE
                LTV VS. TOTAL RETURNS OF S&P 500 AND PEER GROUP

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           S&P 500           LTV         PEER GROUP
6/29/93                              100              100            100
12/31/93                             104.95           101.57         102.04
12/31/94                             106.34           103.94          95.72
12/31/95                             145.36            86.61          79.17

PEER GROUP: MARKET WEIGHTED INDEX COMPRISED OF ARMCO/AK STEEL, BETHLEHEM STEEL, INLAND, NATIONAL STEEL, WEIRTON, WHEELING-PITTSBURGH AND USX-STEEL GROUP.

                      CLOSING PRICE ON JUNE 29, 1993=$100

--------------------------------------------------------------------------------

PROPOSAL TO RATIFY SELECTION OF INDEPENDENT AUDITORS

     Ernst & Young LLP and their predecessors have been the auditors for the Company since 1957. Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to be the independent auditors of the Company for the year ending December 31, 1996. The Board of Directors will offer a resolution at the 1996 Annual Meeting to ratify this selection. It is anticipated that representatives of Ernst & Young LLP will be present at the 1996 Annual Meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1997 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company by November 3, 1996 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting.

     The Board Affairs Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors at the 1997 Annual Meeting. A stockholder wishing to nominate a candidate for election to the Board should give written notice to the Secretary of the Company of his or her intention to make such a nomination and a written consent by such nominee that he or she agrees to the nomination and will serve if elected. The notice of nomination should contain background information about both the nominee and the stockholder making the nomination. The Company may also require that the proposed nominee furnish additional information to determine that person's eligibility to serve as director.

     Such proposals or nominations should be addressed to Glenn J. Moran, Senior Vice President, General Counsel and Secretary, The LTV Corporation, 25 West Prospect Avenue, Cleveland, Ohio 44115.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the 1996 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management intend to present at the meeting. Should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                            By order of the Board of Directors

                                            Glenn J. Moran
                                            Senior Vice President,
                                            General Counsel and Secretary

Cleveland, Ohio
March 1 ,1996

                                    [LOGO]

                              The LTV Corporation
                25 West Prospect Avenue - Cleveland, Ohio 44115

                                DIRECTION CARD
                             THE LTV CORPORATION
         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 15, 1996
   INSTRUCTIONS FOR VOTING SHARES HELD BY MELLON BANK, N.A., TRUSTEE UNDER
                  THE LTV CAPITAL ACCUMULATION PLAN ("PLAN")


Pursuant to the Plan, I hereby direct Mellon Bank, N.A., as Trustee, to vote in person or by proxy all shares of Common Stock of the Corporation credited to my stock fund account under the Plan at the Annual Meeting of Stockholders to be held on April 15, 1996, and at any adjournment, or postponement thereof, as specified, on all matters coming before said meeting. IF THE TRUSTEE DOES NOT RECEIVE YOUR INSTRUCTIONS FOR VOTING, IT WILL VOTE THE SHARES CREDITED TO YOUR STOCK FUND ACCOUNT IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND RATIFICATION OF AUDITORS LISTED AS
ITEM 2 ON THIS BALLOT AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS NO. 1 AND 2. THE TRUSTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

No.                                                             See Reverse Side


                             FOLD AND DETACH HERE

-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS NO. 1 AND 2.


                                                             Please mark    [x]
                                                             your vote as
                                                             indicated in
                                                             this example

1. Election of Directors (see reverse)   2. To vote to ratify the election of
                                            auditors



        FOR             WITHHELD                FOR    AGAINST    ABSTAIN
        [ ]               [ ]                   [ ]      [ ]        [ ]

For, except vote withheld from the
following nominee(s):

------------------------------------

                                            Change of    [ ]    Plan to     [ ]
                                            Address          Attend Meeting





Signature(s)__________________ Signature(s)___________________ Date _____, 1996
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
-------------------------------------------------------------------------------

        February 28, 1996

        TO:     Participants of the LTV Capital Accumulation Plan

        RE:     VOTING INSTRUCTIONS FOR THE APRIL 15, 1996
                ANNUAL MEETING OF SHAREHOLDERS OF THE LTV CORPORATION
                -----------------------------------------------------

Mellon Bank, N.A. is Trustee for the LTV Capital Accumulation Plan ("Plan") in which you are a participant. As Trustee of the Plan, we are the shareholder of record and have the responsibility to vote, as you instruct, the shares of LTV Common Stock that have been allocated to your particpant accounts. In order for us to vote your shares in accordance with your instructions, please complete and return the enclosed Proxy Direction Card for our receipt by April 11, 1996.

The Annual Report, Annual Meeting Notice and Proxy Statement have already been forwarded with another proxy card mailed to you for other LTV Common Stock that you own. This proxy material information will help you vote on an informed basis.

After you review the proxy materials, please complete, sign, date and promptly return the enclosed Proxy Direction Card to us in the enclosed postage-paid envelope.

Your individual voting instructions are important, regardless of the number of your shares and will be held in confidence by the Tabulating Agent and Trustee. Your directions will not be divulged or released to any other person, including officers or employees of The LTV Corporation, and its subsidiaries. Please do not return the Proxy Direction Card to The LTV Corporation.

By responding promptly, you will ensure your instructions are tabulated and voted accordingly.

Sincerely,


Mellon Bank, N.A.
Trustee for The LTV Capital Accumulation Plan